EXHIBIT 11

                   INDUSTRIAL HOLDINGS, INC. AND SUBSIDIARIES
                               EARNINGS PER SHARE
                                  JUNE 30, 1996

Earnings per share is based upon the weighted average number of common and common equivalent shares outstanding during the period as follows:


                                       Quarter Ended June 30         Six Months Ended
                                          1996         1995         1996         1995
                                       ----------   ----------   ----------   ----------
Average common shares outstanding ..    3,505,393    3,011,750    3,363,239    3,011,750

Net effect of dilutive stock
  options and warrants, based on the
  treasury stock method using
  average market price .............      750,210       55,393      601,986       68,260
                                       ----------   ----------   ----------   ----------

                                        4,255,602    3,067,143    3,965,225    3,080,010
                                       ==========   ==========   ==========   ==========

Net income .........................   $  319,295   $  145,785   $  556,063   $  354,086
                                       ==========   ==========   ==========   ==========

Earnings per share                     $      .07   $      .05   $      .14   $      .12
                                       ==========   ==========   ==========   ==========

The above table represents primary earnings per share. Fully diluted earnings per share for the quarter and six month periods ended June 30, 1996 and 1995 were the same as primary earnings per share.